Exhibit 10.16
10.16 Agreement for Sale of Corn between Wenshang County Xingu Grain
Reserve Co., Ltd. and Shandong Xiangrui Pharmacy Co., Ltd.
Party A: Wenshang County Xingu Grain Reserve Co., Ltd.
Party B: Shandong Xiangrui Pharmacy Co., Ltd.
•	General Information
•	Pursuant to the contract entered on June 30, 2010, Party B will buy corn of 2800 tons from Party A.
•	Fees of the Commodity and Payment Arrangement
•	The total fees will be RMB 5,600,000.

•	Party B shall pay down payment of RMB 100,000 upon signing of contract and pay the rest before the goods are delivered.
•	Delivery Date
•	nil
•	Headlines of the articles omitted
•	Validity, Modification and Termination of Contract

•	Dispute Settlement

•	Breach of the Agreement

•	Miscellaneous